                                                                     EXHIBIT 8.2

                     [Letterhead of Morrison & Foerster LLP]





                                 April __, 2004


Optika, Inc.
7450 Campus Drive 2nd Floor
Colorado Springs, Colorado  80920

Ladies and Gentlemen:

         We have acted as special tax counsel to Optika, Inc., a Delaware corporation ("Optika"), in connection with the Agreement and Plan of Merger, dated as of January 11, 2004 (the "Agreement"), among Stellent, Inc., a Minnesota corporation ("Stellent"), STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of Stellent ("Merger Sub"), and Optika. Pursuant to the Agreement, Optika will merge with and into Merger Sub (the "Merger"), and the separate corporate existence of Optika will cease. The Merger is described in the Registration Statement on Securities and Exchange Commission ("SEC") Form S-4 (the "Registration Statement") of Stellent, which includes the Joint Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement/Prospectus"), dated as of April ___ 2004. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the officers' certificates dated of even date herewith (the "Certificates") provided to us by Stellent and Optika for use in preparing our opinion.

         You have requested our opinion as to the material federal income tax consequences of the Merger to Optika and its stockholders. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit and the benefit of your stockholders. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

         In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In our examination of documents, we have assumed the authenticity of

Optika, Inc.
__________, 2004
Page 2


original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

         In addition, we have assumed, with your consent: (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, and that the parties to the Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement, (ii) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Agreement, (iii) the truth and accuracy of the representations made in the Certificates and (iv) that any such representations or warranties made "to the knowledge" or based on the belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

         Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

         No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         Based upon and subject to the foregoing and following paragraphs, we confirm to you that the discussion under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus reflects our

Optika, Inc.
__________, 2004
Page 3


opinion regarding the material United States federal income tax consequences of the Merger to Optika and the Optika stockholders.

         Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service. This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                                Very truly yours,